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                                                                    EXHIBIT 23.2

                      [Letterhead of KPMG Peat Marwick LLP]


                                       ACCOUNTANTS' CONSENT


The Board of Directors
ALBANK Financial Corporation


We consent to the incorporation by reference in the registration statement on Form S-4 of Charter One Financial (relating to the merger of Charter One Financial and ALBANK Financial Corporation) of our report dated January 30, 1998, with respect to the consolidated statements of financial condition of ALBANK Financial Corporation as of December 31, 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of ALBANK Financial Corporation.


/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP



Albany, New York
September 23, 1998